Exhibit 10.41

RESTRICTED STOCK AGREEMENT

THIS AGREEMENT is made as of January 5, 2005 between John U. Clarke (“Recipient”) and NATCO Group Inc. (the “Company”).

1. As of January 5, 2005, the Company grants to Recipient 43,000 shares of Common Stock, $0.01 par value (“Common Stock”), of the Company (the “Shares”) in accordance with and subject to the terms of the NATCO Group Inc. 2004 Stock Incentive Plan (the “2004 Stock Plan”) and this Agreement. It is understood that the consideration for the issuance of the Shares shall be Recipient’s agreement to render future services as an employee of the Company, which services have a value not less than the par value of the Shares. Recipient acknowledges receipt of a copy of the 2004 Stock Plan and agrees that this award of Shares shall be subject to all the terms and provisions of the 2004 Stock Plan. In the event of any conflict between the terms of this Agreement and the 2004 Stock Plan, the terms of the 2004 Stock Plan shall govern. Capitalized terms used but not defined in this Agreement have the respective meanings attributed to such terms under the 2004 Stock Plan.

2. Promptly after the execution of this Agreement by Recipient, the Company shall cause Mellon Investor Services, LLC, the transfer agent for the Common Stock (together with its successors and assigns, the “Transfer Agent”), to issue a stock certificate showing ownership for the Shares in the name of Recipient subject to the terms and conditions of this Agreement and the 2004 Stock Plan. The Shares shall be issued from Common Stock reserved for issuance pursuant to the 2004 Stock Plan as grants under such plan (“Plan Shares”). The certificate or certificates evidencing the Shares subject hereto shall be delivered to and deposited with the Secretary of the Company as Escrow Agent in this transaction. Such certificates are to be held by the Escrow Agent until termination of the Restricted Period, at which time they shall be released by said Escrow Agent to Recipient. All certificates representing any Shares subject to the provisions of this Agreement shall have endorsed thereon the following legend:

“The shares represented by this certificate are subject to an agreement between the Company and the registered holder, a copy of which is on file at the principal office of the Company.”

3. During the Restricted Period (as defined below) for the Shares, Recipient shall not sell, assign, exchange, transfer, pledge, hypothecate or otherwise dispose of, transfer or encumber any of such Shares. This prohibition against transfer and the obligation to forfeit and surrender Shares to the Company as provided herein are referred to as the “Forfeiture Restrictions.” A breach of the terms of this Agreement shall cause a forfeiture of the Shares. During the Restricted Period, Recipient shall have all the rights of a shareholder with respect to the Shares except for the right to transfer the Shares. Accordingly, Recipient shall have the right to vote the Shares and to receive any cash dividends paid to or made with respect to the Shares.

4. Recipient represents that the Shares are being acquired for investment and that Recipient has no present intention to transfer, sell or otherwise dispose of the Shares, except in compliance with applicable securities laws, and the parties agree that the Shares are being acquired in accordance with and subject to the terms, provisions and conditions of this Agreement and the Plan. Recipient agrees that (a) the Company may refuse to register the transfer of the Restricted Shares on the stock transfer records of the Company if such proposed transfer would constitute a violation of the Forfeiture Restrictions or any applicable securities law and (b) the Company may give related instructions to the Transfer Agent to stop registration of the transfer of the Restricted Shares.

5. The Forfeiture Restrictions shall lapse as to all of the Shares on the date that the closing price (as defined below) of the Common Stock trades at $12.00 per share or more for 30 consecutive trading days; provided that Recipient has continuously served as an employee of the Company or a direct or indirect subsidiary of the Company from the date of this Agreement until such date. Notwithstanding the foregoing, the Forfeiture Restrictions may earlier lapse as to all of the Shares pursuant to Section VIII of the 2004 Stock Plan or upon the occurrence of a Corporate Change. A certificate for all Shares granted pursuant to this Agreement will be issued to Recipient following such date of release, or, at Recipient’s election, may be transferred in book entry form to Recipient’s brokerage account (subject to any adjustment to withhold Shares to pay taxes as provided below). Any period during which Shares are subject to restriction under this Agreement is referred to as the “Restricted Period”. In the event (a) of termination of Recipient’s service as an employee of the Company or a subsidiary for any reason during the Restricted Period, except as otherwise provided above, or (b) the performance goal is not attained on or before January 5, 2010, all Shares, for no consideration, shall be immediately forfeited to the Company.

The “closing price” of the Company’s common stock shall be: (i) the last sales price, regular way (or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way) as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange, or, if the Common Stock is not listed or admitted to trading on the New York Stock Exchange, as reported in the principal transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Stock is listed or admitted to trading; (ii) if the Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted sales price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, on the NASDAQ National Market or as reported by the self-regulatory organization or registered securities information processor (as these terms are used under the Securities Exchange Act of 1934, as amended) that then reports information concerning the Common Stock; (iii) if on any such date the Common Stock is not quoted by any such entity, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock selected by the Board; or (iv) if on any such date no such market maker is making a market in the Common Stock, the fair value of the Common Stock on such date as determined in good faith by the Board.

6. The Company shall be required to withhold the amount of taxes required to satisfy any applicable federal, state and local tax withholding obligations arising from the lapse of restrictions on the Shares. Recipient may elect to satisfy any such tax obligation in cash or by authorizing the Company to withhold from the Shares issued to Recipient as a result of the lapse of the restrictions on Shares, the number of whole shares of Common Stock required to satisfy such tax obligation, the number to be determined by the Fair Market Value of the Shares on the date of the lapse of the restrictions on Shares. If Recipient elects to withhold shares of Common Stock to satisfy any such tax obligation, Recipient shall pay in cash any obligation that remains after the application of whole shares that is less than the value of a whole share.

7. Recipient understands that the Company will, and Recipient hereby authorizes the Company to, issue such instructions to the Transfer Agent as the Company may deem necessary or proper to comply with the intent and purposes of this Agreement. This instruction serves as a stock power by Recipient to the Company with respect to the Shares during the Restricted Period, which stock power shall expire at the end of the Restricted Period.

8. After the Forfeiture Restrictions have lapsed with respect to the Shares as provided above, for so long as Recipient remains an employee of the Company or a subsidiary, Recipient is required to retain at least one-third of the Shares for a period of three years following lapse of the Forfeiture Restrictions applicable to such Shares, unless the Governance, Nominating & Compensation Committee of the Company’s Board of Directors (or successor committee under the 2004 Stock Plan) shall approve a lower or no retention threshold a on a case-by-case basis after a showing of demonstrated need or special circumstance.

9. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company and the successors, assigns, heirs and personal representatives of Recipient.

10. No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee pursuant to the terms of the 2004 Stock Plan, including, without limitation, the Committee’s rights to make certain determinations and elections with respect to the Restricted Shares.

11. This Agreement shall not be deemed to (a) confer upon Recipient any right with respect to continuation of employment with the Company or a subsidiary or (b) affect the terms and conditions of any other agreement between the Company and Recipient except as expressly provided herein.

12. This Agreement shall be governed by the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State. This Agreement may not be altered, modified, changed or discharged, except by a writing signed by or on behalf of both the Company and Recipient. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first written above.

NATCO Group Inc.		Recipient

By:	/s/ Patrick M. McCarthy	/s/ John U. Clarke
	Patrick M. McCarthy	John U. Clarke
President